Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154

CONTACTS:
Investors: Jason Payant, 708-551-2584
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Delivers Solid Growth in First Quarter 2022

17% net sales growth offset inflationary pressures contributing to strong year-over-year performance

•	First quarter 2022 reported and adjusted EPS* were $1.92 and $1.95, respectively, compared to first quarter 2021 reported and adjusted EPS of $(3.66) and $1.85, respectively
•	The Company maintains its expectation for full year adjusted EPS of $6.85 to $7.45, which reflects the impact of higher than expected effective tax rates

WESTCHESTER, Ill., May 5, 2022 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the first quarter of 2022. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2022 and 2021, include items that are excluded from the non-GAAP financial measures that the Company presents.

“Ingredion overcame inflationary headwinds and is off to a strong start in 2022,” said Jim Zallie, Ingredion’s president and chief executive officer. “We delivered 17% net sales growth driven by higher-than-expected demand and strong price mix. In a highly inflationary environment, we achieved significant, favorable price mix that more than offset increased input costs and contributed to 6% operating income growth. We also made progress in the quarter improving the resilience of our supply chain despite continued global logistics constraints, which enabled us to better meet customers’ changing needs.”

“We continued to advance our Driving Growth Roadmap, growing our specialties ingredients net sales by 20% in the quarter, led by strong demand for texturizing ingredients. Additionally, plant-based proteins net sales grew more than 250% in the quarter, as our quality and yield improved and our production ramp-up accelerated at our two manufacturing facilities. PureCircle also achieved another high double-digit net sales growth quarter, reflecting strong demand for high intensity, nature-based sweeteners,” stated Zallie.

“As we started 2022, new challenges arose, and our team continued to show exceptional agility in responding to events such as the dislocations brought on by the Ukraine conflict, its impact on global corn supply, and, most recently, the resurgence of the pandemic in China. I am incredibly proud of our people as they operate with an owner’s mindset to adapt and engage each day to create value for our stakeholders. We look forward to a year of meaningful growth, as we leverage technology and the best of nature, to deliver an expanding set of innovative ingredient solutions for our customers and consumers alike.”

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 2

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	1Q21	1Q22
Reported EPS	$(3.66)	$1.92
Restructuring/Impairment Costs	$0.12	$0.03
Acquisition/Integration Costs	$0.01	$0.01
Impairment***	$5.35	-
Tax Items	$0.05	$(0.01)
Diluted share impact	$(0.02)	-
Adjusted EPS**	$1.85	$1.95

Estimated factors affecting change

1Q22 vs 1Q21
Total items affecting EPS**	$0.10
Total operating items	$0.12
Margin	0.19
Volume	(0.03)
Foreign exchange	(0.04)
Other income	-
Total non-operating items	$(0.02)
Other non-operating income	-
Financing costs	(0.04)
Non-controlling interests	-
Shares outstanding	0.01
Tax rate	0.01

**Totals may not foot due to rounding

*** Q1 2021 impairment reflects the initial $360 million net asset impairment charge recorded for 2021 related to the contribution of the Company’s Argentina operations to the Arcor joint venture. The final impairment charge recorded for 2021 was $340 million.

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 3

Financial Highlights

•	At March 31, 2022, total debt and cash including short-term investments were $2.3 billion and $329 million, respectively, compared to $2.0 billion and $332 million, respectively, at December 31, 2021.
•	Net financing costs were $24 million, or $5 million higher in the first quarter than in the year-ago period, driven by higher transactional foreign exchange losses related to country-specific net working capital balances.
•	Reported and adjusted effective tax rates for the quarter were 28.9 percent and 28.9 percent, respectively, for the period compared to (29.3) percent and 29.5 percent, respectively, in the year-ago period. The increase in the reported effective tax rate resulted primarily from the prior year impact of impairment charges related to the Arcor joint venture in Argentina recorded in 2021. The decrease in the adjusted effective tax rate resulted primarily from favorable foreign exchange impacts, partially offset by new U.S. tax regulations that reduced the Company’s ability to claim certain foreign tax credits against U.S taxes.
•	First quarter capital expenditures were $85 million, up $20 million from the year-ago period.

Business Review

Total Ingredion

$ in millions	2021 Net Sales	FX Impact	Volume	Price mix	2022 Net Sales	% change	% change excl. FX
First Quarter	1,614	(24)	19	283	1,892	17%	19%

Reported Operating Income

$ in millions	2021	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2022	% change	% change excl. FX
First Quarter	(170)	(4)	16	0	8	360	210	224%	226%

Adjusted Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	% change	% change excl. FX
First Quarter	201	(4)	16	213	6%	8%

Net Sales

•	First quarter net sales were up from the year-ago period. The increase was driven by strong price mix, including the pass through of higher corn costs. Excluding foreign exchange impacts, net sales were up 19 percent for the quarter.

Operating income

•	Reported and adjusted operating income for the quarter were $210 million and $213 million, respectively, an increase of 224 percent and an increase of 6 percent, respectively, from the same period last year. The increase in reported operating income was primarily due to the held for sale impairment charge related to the Arcor joint venture in Argentina recorded in the prior year. The increase in adjusted operating income was primarily driven by favorable price mix in North America. Excluding foreign exchange impacts, reported and adjusted operating income were up 226 percent and 8 percent, respectively, from the same period last year.

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 4

•	First quarter reported operating income was lower than adjusted operating income by $3 million primarily due to restructuring costs in the period.

North America

Net Sales

$ in millions	2021 Net Sales	FX Impact	Volume	Price mix	2022 Net Sales	% change	% change excl. FX
First Quarter	945	0	41	188	1,174	24%	24%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	% change	% change excl. FX
First Quarter	134	0	22	156	16%	16%

•	First quarter operating income was $156 million, an increase of $22 million from the year-ago period. The increase was driven by strong price mix in the period that more than offset inflationary input costs.

South America

Net Sales

$ in millions	2021 Net Sales	FX Impact	Volume	Excluding Arcor JV Volume	Price mix	2022 Net Sales	% change	% change excl. FX
First Quarter	273	0	(7)	(66)	52	252	-8%	-8%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	% change	% change excl. FX
First Quarter	40	1	(3)	38	-5%	-8%

•	First quarter operating income was $38 million, a decrease of $2 million from the year-ago period. The decrease was primarily due to impact of the contribution of the Company’s Argentina operations to the Arcor joint venture, partially offset by strong price mix. Excluding foreign exchange impacts, segment operating income was down 8 percent.

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 5

Asia-Pacific

Net Sales

$ in millions	2021 Net Sales	FX Impact	Volume	Price mix	2022 Net Sales	% change	% change excl. FX
First Quarter	235	(12)	33	16	272	16%	21%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	% change	% change excl. FX
First Quarter	25	(2)	(1)	22	-12%	-4%

•	First quarter operating income was $22 million, down $3 million from the year-ago period, driven by higher corn costs primarily in Korea, which more than offset price mix in the period. Excluding foreign exchange impacts, segment operating income was down 4 percent.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2021 Net Sales	FX Impact	Volume	Price mix	2022 Net Sales	% change	% change excl. FX
First Quarter	161	(12)	18	27	194	20%	28%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	% change	% change excl. FX
First Quarter	31	(3)	3	31	0%	10%

•	First quarter operating income was flat at $31 million, compared to the year-ago period. Favorable price mix in Europe was offset by higher input costs in Pakistan and unfavorable foreign exchange impacts. Excluding foreign exchange impacts, segment operating income was up 10 percent.

Dividend and Share Repurchases

In March 2022, the Company announced a quarterly dividend of $0.65 per share, totaling $43 million. During the quarter, the Company repurchased $39 million of outstanding shares of common stock. Ingredion considers return of value to shareholders through cash dividends and share repurchases as part of its capital allocation strategy to support total shareholder return.

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 6

2022 Second Quarter Outlook and Full-Year Perspective

For the second quarter 2022, the Company expects net sales to increase by low double-digits and operating income growth to be relatively flat, when both are compared to second quarter 2021.

The Company expects full-year 2022 reported EPS to be in the range of $6.80 to $7.40, and maintains its expectation of adjusted EPS to be in the range of $6.85 to $7.45, compared to adjusted EPS of $6.67 in 2021. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.

Compared with last year, the 2022 full-year outlook assumes the following: North America operating income is expected to be up low to mid-double-digits, driven by favorable price mix more than offsetting higher corn and input costs; South America operating income is expected to be up low single-digits, driven by favorable pricing; Asia-Pacific operating income is expected to be flat compared to the prior year period, driven by higher corn costs in Korea related to the Ukraine conflict, offsetting PureCircle growth; EMEA operating income is expected to be up low single-digits, driven by favorable price mix. Corporate costs are expected to be flat.

The Company expects full-year adjusted operating income to be up low double-digits.

For full year 2022, the Company expects a reported effective tax rate of 27.0 percent to 30.5 percent and an adjusted effective tax rate of 28.0 percent to 29.5 percent. The increase in the reported and adjusted full year effective tax rate is driven by favorable foreign exchange impacts, which were partially offset by new U.S. tax regulations that reduced the Company’s ability to claim certain foreign tax credits against U.S. taxes.

Cash from operations for full-year 2022 is expected to be in the range of $580 million to $660 million. Capital expenditures for the full year are expected to be between $300 million and $335 million.

Conference Call and Webcast Details

Ingredion will conduct a conference call on Thursday, May 5, 2022, at 10 a.m. Central Time hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. The accompanying presentation will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at: https://ir.ingredionincorporated.com/financial-information/quarterly-results.

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 7

About the Company

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2021 annual net sales of nearly $7 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, statements regarding the Company’s expectations for second quarter 2022 net sales and operating income, its expectations for full-year 2022 reported and adjusted operating income, segment operating income, reported and adjusted EPS, reported and adjusted effective tax rates, cash flow from operations, and capital expenditures, and any other statements regarding the Company’s prospects, future operations, or future financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing, and any assumptions, expectations or beliefs underlying any of the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release are forward-looking statements.

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS FIRST QUARTER 2022 RESULTS – Page 8

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

###

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

(in millions, except per share amounts)	Three Months Ended March 31,		Change %
	2022	2021
Net sales	$1,892	$1,614	17%
Cost of sales	1,513	1,263
Gross profit	379	351	8%

Operating expenses	169	153	10%
Other operating (income)	(2)	(2)
Restructuring/impairment charges	2	370
Operating income (loss)	210	(170)	224%
Financing costs	24	19
Other non-operating income	(1)	(1)
Income (loss) before income taxes	187	(188)	199%
Provision for income taxes	54	55
Net income (loss)	133	(243)	155%
Less: Net income attributable to non-controlling interests	3	3
Net income (loss) attributable to Ingredion	$130	$(246)	153%

Earnings per common share attributable to Ingredion
common shareholders:

Weighted average common shares outstanding:
Basic	66.9	67.3
Diluted	67.6	67.3

Earnings (loss) per common share of Ingredion:
Basic	$1.94	$(3.66)	153%
Diluted	$1.92	$(3.66)	152%

Ingredion Incorporated ("Ingredion")
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$324	$328
Short-term investments	5	4
Accounts receivable – net	1,431	1,130
Inventories	1,306	1,172
Prepaid expenses	63	63
Total current assets	3,129	2,697

Property, plant and equipment – net	2,446	2,423
Intangible assets – net	1,339	1,348
Other assets	521	531
Total assets	$7,435	$6,999

Liabilities and equity
Current liabilities
Short-term borrowings	$514	$308
Accounts payable and accrued liabilities	1,207	1,204
Total current liabilities	1,721	1,512

Long-term debt	1,739	1,738
Other non-current liabilities	561	524
Total liabilities	4,021	3,774

Share-based payments subject to redemption	31	36
Redeemable non-controlling interests	71	71

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at March 31, 2022 and December 31, 2021	1	1
Additional paid-in capital	1,160	1,158
Less: Treasury stock (common stock; 11,464,034 and 11,154,203 shares at March 31, 2022 and December 31, 2021, respectively) at cost	(1,091)	(1,061)
Accumulated other comprehensive loss	(763)	(897)
Retained earnings	3,986	3,899
Total Ingredion stockholders' equity	3,293	3,100
Non-redeemable non-controlling interests	19	18
Total equity	3,312	3,118

Total liabilities and equity	$7,435	$6,999

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(in millions)	2022	2021
Cash (used for) provided by operating activities:
Net income (loss)	$133	$(243)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	53	52
Mechanical stores expense	13	14
Deferred income taxes	3	(4)
Impairment charge for assets held for sale	-	360
Margin accounts	28	(16)
Changes in other trade working capital	(290)	(130)
Other	8	(11)
Cash (used for) provided by operating activities	(52)	22

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(85)	(65)
Proceeds from disposal of manufacturing facilities and properties	5	2
Other	4	(1)
Cash used for investing activities	(76)	(64)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net	24	10
Commercial paper borrowings, net	178	-
Repurchases of common stock, net	(39)	(14)
(Settlements) issuances of common stock for share-based compensation, net	(1)	7
Dividends paid, including to non-controlling interests	(43)	(43)
Cash provided by (used for) financing activities	119	(40)

Effect of foreign exchange rate changes on cash	5	(7)
Decrease in cash and cash equivalents	(4)	(89)
Cash and cash equivalents, beginning of period	328	665
Cash and cash equivalents, end of period	$324	$576

Ingredion Incorporated ("Ingredion")
Supplemental Financial Information
(Unaudited)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,			Change
(in millions, except for percentages)	2022	2021	Change	Excl. FX
Net Sales
North America	$1,174	$945	24%	24%
South America	252	273	(8)%	(8)%
Asia-Pacific	272	235	16%	21%
EMEA	194	161	20%	28%
Total Net Sales	$1,892	$1,614	17%	19%

Operating Income
North America	$156	$134	16%	16%
South America	38	40	(5)%	(8)%
Asia-Pacific	22	25	(12)%	(4)%
EMEA	31	31	0%	10%
Corporate	(34)	(29)	(17)%	(17)%
Sub-total	213	201	6%	8%
Acquisition/integration costs	(1)	(1)
Restructuring/impairment charges	(2)	(10)
Impairment charge for assets held for sale	-	(360)
Total Operating Income	$210	$(170)	224%	226%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax provision (benefit), and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted Earnings Per Share ("EPS") to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2022		March 31, 2021
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income (loss) attributable to Ingredion	$130	$1.92	$(246)	$(3.66)

Add back:

Acquisition/integration costs, net of $ - million income tax benefit for the three months ended March 31, 2022 and 2021 (i)	1	0.01	1	0.01

Restructuring/impairment charges, net of income tax benefit of $ - million and $2 million for the three months ended March 31, 2022 and 2021, respectively (ii)	2	0.03	8	0.12

Impairment on assets held for sale, net of $ - million of income tax benefit for the three months ended March 31, 2021 (iii)	-	-	360	5.35

Tax (benefit) provision - Mexico (iv)	(1)	(0.01)	3	0.05

Diluted share impact (v)	-	-	-	(0.02)

Non-GAAP adjusted net income attributable to Ingredion	$132	$1.95	$126	$1.85

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the first quarter of 2022, the Company recorded pre-tax acquisition and integration charges of $1 million for our acquisition and integration of KaTech, as well as our investment in the Arcor joint venture. During the first quarter of 2021, the Company recorded pre-tax acquisition and integration charges of $1 million for our acquisition of PureCircle Limited.

(ii) During the first quarter of 2022, the Company recorded $2 million of remaining pre-tax restructuring-related charges for the Cost Smart program. During the first quarter of 2021, the Company recorded $10 million of pre-tax restructuring/impairment charges, consisting of $5 million of employee-related and other costs, including professional services, associated with our Cost Smart SG&A program, $3 million of restructuring-related charges as part of our Cost Smart Cost of sales program, primarily in North America, and $2 million of employee-related and other costs related to the Arcor joint venture.

(iii) During the first quarter of 2021, the Company recorded a $360 million held for sale impairment charge related to entering the Arcor joint venture. The impairment charge primarily reflected a $49 million write-down of contributed net assets to the agreed upon fair value and a $311 million valuation allowance for the cumulative foreign translation losses related to the net assets to be contributed.

(iv) The Company recorded a tax benefit of $1 million for the first quarter of 2022, and a tax provision of $3 million for the first quarter of 2021, as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the Company's Mexico financial statements during the periods.

(v) When GAAP net income is negative and Non-GAAP Adjusted net income is positve, adjusted diluted weighted average common shares outstanding will include any options, restricted share units, or performance share units that would be otherwise dilutive. During the first quarter of 2021, the incremental dilutive share impact of these instruments was 0.6 million shares of common stock equivalents.

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income
(Unaudited)

	Three Months Ended
	March 31,
(in millions, pre-tax)	2022	2021
Operating income (loss)	$210	$(170)

Add back:

Acquisition/integration costs (i)	1	1

Restructuring/impairment charges (ii)	2	10

Impairment on assets held for sale (iii)	-	360

Non-GAAP adjusted operating income	$213	$201

For notes (i) through (iii), see notes (i) through (iii) included in the Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)

	Three Months Ended March 31, 2022
(in millions)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b / a)
As Reported	$187	$54	28.9%

Add back:

Acquisition/integration costs (i)	1	-

Restructuring/impairment charges (ii)	2	-

Tax item - Mexico (vi)	-	1

Adjusted Non-GAAP	$190	$55	28.9%

	Three Months Ended March 31, 2021
(in millions)	Income (Loss) before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b / a)
As Reported	$(188)	$55	(29.3)%

Add back:

Acquisition/integration costs (i)	1	-

Restructuring/impairment charges (ii)	10	2

Impairment on assets held for sale (iii)	360	-

Tax item - Mexico (iv)	-	(3)

Adjusted Non-GAAP	$183	$54	29.5%

For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of Anticipated GAAP Diluted Earnings per Share ("GAAP EPS")
to Anticipated Adjusted Diluted Earnings per Share ("Adjusted EPS")
(Unaudited)

	Anticipated EPS Range
	for Full Year 2022
	Low End	High End
GAAP EPS	$6.80	$7.40

Add:

Acquisition/integration costs (i)	0.02	0.02

Restructuring/impairment charges (ii)	0.04	0.04

Tax benefit- Mexico (iii)	(0.01)	(0.01)

Adjusted EPS	$6.85	$7.45

Above is a reconciliation of our anticipated full year 2022 diluted EPS to our anticipated full year 2022 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP EPS for acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these adjustments from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

These adjustments to GAAP EPS for 2022 include the following:

(i) Pre-tax acquisition and integration charges for our acquisition and integration of KaTech, as well as our investment in the Arcor joint venture.

(ii) Remaining pre-tax restructuring-related charges for the Cost Smart programs.

(iii) Tax benefit as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the Company's Mexico financial statements during the periods.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of Reported U.S. GAAP Effective Tax Rate ("GAAP ETR")
to Anticipated Adjusted Effective Tax Rate ("Adjusted ETR")
(Unaudited)

	Anticipated Effective Tax Rate Range
	for Full Year 2022
	Low End	High End
GAAP ETR	27.0%	30.5%

Add:

Acquisition/integration costs (i)	0.0%	0.0%

Restructuring/impairment charges (ii)	0.1%	0.1%

Tax item - Mexico (iv)	0.0%	0.0%

Impact of adjustment on Effective Tax Rate and other tax matters (vi)	0.9%	(1.1)%

Adjusted ETR	28.0%	29.5%

Above is a reconciliation of our anticipated full year 2022 GAAP ETR to our anticipated full year 2022 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP ETR for acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to predict adjusted ETR than we are in our ability to predict GAAP ETR.

For items (i) through (iv), see footnotes included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

(vi) Indirect impact of tax rate after items (i) through (iv) and other tax matters.